Exhibit 99.1

October 13, 2011

Coyote Resources Completes a 165 Hole Auger Drilling Program on the Tonopah Extension Tailings Project

RENO, NEVADA – Coyote Resources Inc. (OTC: COYR) is pleased to announce that it has completed a drilling program on the Tonopah Extension property, Esmeralda and Nye Counties, Nevada.  Historical mill tailing on the surface of the patented mineral rights were tested by hollow stem auger drilling of 165 holes at 100 foot spacing for a total of 940 feet.  A total of 467 samples were collected representing 711.1 feet of tailings.The samples were analyzed for silver and gold by cyanide extraction.  Metallurgical studies are currently being performed in preparation of an economic model for a planned heap leach project.

"We are currently reviewing our findings from the drilling program and evaluating our options with respect to a proposed tailings project at the Tonopah Extension Mine," states Dr. Earl. W. Abbott, President of Coyote Resources.

About Coyote Resources

Coyote Resources Inc. (OTCBB:COYR - News) is a publicly traded precious metals exploration company focused on acquisition and exploration of silver and gold production potential. Based in Reno, Nevada, Coyote Resources has a portfolio of exploration properties in Nevada. For more information on Coyote Resources, and to access further information about the Company, visit Coyote Resources website at www.coyoteresourcesinc.com.

On Behalf of the Board of Directors

“Dr. Earl W. Abbott”
President
Coyote Resources Inc.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company's growth and business strategy. Words such as "expects," "will," "intends," "plans," "believes," "anticipates," "hopes," "estimates," and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in the Company's business; competitive factors in the market(s) in which the Company operates; risks associated with mining operations; and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

Dr. Earl Abbott
Coyote Resources, Inc.
(775) 846-8398
www.coyoteresourcesinc.com